Exhibit (a)(5)(B)

N E W S B U L L E T I N
FROM:

FOR IMMEDIATE RELEASE

CALAMP SUCCESSFULLY COMPLETES TENDER OFFER
FOR SHARES OF LOJACK, ACQUIRING 80.2% OF SHARES, AND COMMENCES
SUBSEQUENT OFFERING PERIOD

OXNARD, CA and CANTON, MA – March 15, 2016 – CalAmp Corp. (NASDAQ: CAMP) (“CalAmp”) and LoJack Corporation (NASDAQ: LOJN) (“LoJack”) announced today that CalAmp’s wholly-owned subsidiary, Lexus Acquisition Sub, Inc. (“Purchaser”), has successfully completed its tender offer for the outstanding shares of the common stock of LoJack at a price of $6.45 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

The tender offer expired at 12:00 midnight (Eastern time) on Monday, March 14, 2016 (one minute after 11:59 P.M., Eastern time, on Monday, March 14, 2016). Computershare Trust Company, N.A., the depositary for the tender offer, has advised Purchaser that a total of 14,925,959 shares of LoJack common stock were validly tendered and not withdrawn in the tender offer (excluding 75,907 shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantees). Such shares, when combined with the 850,100 shares of LoJack common stock currently owned by Purchaser, represent approximately 80.2% of the issued and outstanding shares of LoJack common stock on a fully-diluted basis, and the condition to the Offer that at least two-thirds (66 2/3%) of the total number of outstanding shares on a fully diluted basis be validly tendered and not withdrawn prior to the expiration of the tender offer has been satisfied. Accordingly, all shares that were validly tendered and not withdrawn have been accepted for payment, and CalAmp is promptly paying for all such tendered shares in accordance with the terms of the tender offer.

To allow remaining LoJack stockholders the opportunity to tender their shares, CalAmp and LoJack have also announced the commencement of a subsequent offer period beginning today, March 15, 2016. The subsequent offer period will expire at 12:00 midnight (Eastern time) on Thursday, March 17, 2016 (one minute after 11:59 P.M., Eastern Time, on Thursday, March 17, 2016).

Upon successful completion of the subsequent offer period, stockholders of LoJack who validly tender their shares during the subsequent offer period will receive the same $6.45 per share, net to the seller in cash, without interest and less any applicable withholding taxes, that was paid to stockholders who tendered their shares during the initial offer period. Procedures for tendering shares during the subsequent offer period are the same as during the initial offer period with two exceptions: (i) shares cannot be delivered by the guaranteed delivery procedure; and (ii) pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended, shares validly tendered during the subsequent offer period will be accepted for payment on a daily, “as tendered” basis and, accordingly, may not be withdrawn.

If, following expiration of the subsequent offering period, Purchaser owns more than 90% of the issued and outstanding shares of LoJack common stock, in accordance with the Agreement and Plan of Merger entered into by and among CalAmp, Purchaser and LoJack on February 1, 2016 (the “Merger Agreement”), Purchaser will consummate a short-form merger of Purchaser with and into LoJack without the vote of LoJack’s stockholders pursuant to Section 11.05 of the Massachusetts Business Corporation Act.

Pursuant to the Merger Agreement, LoJack has granted Purchaser an irrevocable option (the “Top-Up Option”), exercisable within one business day following the expiration of a subsequent offering period, to purchase from LoJack, with certain limitations, the number of shares of LoJack common stock necessary for Purchaser to complete a short-form merger with LoJack. Purchaser plans to exercise the Top-Up Option in accordance with the Merger Agreement if, following expiration of the subsequent offering period, Purchaser owns at least 82.2% but less than 90% of the issued and outstanding shares of LoJack common stock.

Upon completion of the merger, LoJack will become a wholly-owned subsidiary of CalAmp. In the merger, each share of LoJack common stock that was not validly tendered in the tender offer (other than shares held by CalAmp or Purchaser, or by any stockholders of LoJack properly exercise their appraisal rights, if applicable) will be cancelled and converted into the right to receive the same $6.45 per share, net to the seller in cash, without interest and less any applicable withholding taxes, that was paid in the tender offer. In addition, the parties anticipate that the common stock of LoJack will cease to be traded on the NASDAQ Global Select Market following completion of the merger.

About CalAmp Corp.
CalAmp is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

About LoJack Corporation
LoJack, the company that has helped more than nine million people protect their vehicles in the event of theft over the past 25+ years, today provides safety, security and protection for an ever-growing range of valuable assets and people. Leveraging its core strengths, including its well-known brand, direct integration with law enforcement and dealer distribution network, LoJack is expanding its business to include its traditional vehicle and equipment theft recovery, people at risk and new telematics-based products and services. LoJack is delivering new telematics-based solutions for on-road and off-road fleet management, as well as dealer inventory management. By expanding its brand beyond stolen vehicle recovery, LoJack is committed to creating a new level of value for its dealer, licensee, customer and investor communities by delivering innovative offerings and multiple technologies in expanding geographies. For more information, visit www.lojack.com.

Forward-Looking Statements
This release contains forward-looking statements related to the proposed transaction and business combination between CalAmp and LoJack, including statements regarding the benefits and timing of the transaction, as well as statements regarding the companies’ products, markets and growth opportunities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including the following, among others: the minimum percentage of tendered shares in the tender offer and the subsequent offer necessary to complete the short-form merger may not be attained; closing of the transaction may not occur or may be delayed; expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation or alternative dispute resolution related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; the pendency of the transaction may result in disruptions to LoJack’s business and make it more difficult to maintain relationships with employees, customers, vendors and other business partners; delays, disruptions or increased costs in the integration of LoJack’s technology in existing or new products and services may arise; unanticipated restructuring costs may be incurred; attempts to retain key personnel and customers may not succeed; the business combination or the combined companies’ products may not be supported by third parties; actions by competitors may negatively impact results; and there may be negative changes in general economic conditions in the regions or the industries in which CalAmp and LoJack operate. In addition, please refer to the documents that CalAmp and LoJack file with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q, and 8-K, including the specific risk factors included in such filings. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this release. Readers are cautioned not to put undue reliance on these forward-looking statements, and CalAmp and LoJack assume no obligation to update, and do not intend to update, these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information
This release relates to a pending business combination transaction between CalAmp and LoJack. No statement in this release constitutes an offer to buy, or the solicitation of an offer to sell, any securities. A solicitation and an offer to buy shares of LoJack will be made only pursuant to the offer to purchase and related materials that CalAmp filed with the SEC on February 16, 2016. CalAmp is filing today an amendment to its Tender Offer Statement on Schedule TO related to the transaction with the SEC and may file further amendments thereto, and thereafter LoJack will file an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. CalAmp and LoJack may also file other documents with the SEC regarding the transaction. This document is not a substitute for Schedule TO, the Schedule 14D-9 or any other document that CalAmp or LoJack may file with the SEC in connection with the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE OTHER RELEVANT MATERIALS WITH RESPECT TO THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 have been sent free of charge to LoJack’s stockholders. Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's Web site: www.sec.gov or by directing such requests to D.F. King, the Information Agent for the tender offer, by telephone at (212) 269-5550 (collect) or (866) 828-0221 (toll-free), or by email at lojack@dfking.com. In addition, copies of LoJack’s filings with the SEC may also be obtained free of charge at the “Investor Relations” section of LoJack’s website at http://investors.lojack.com/financials.cfm.